Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Flexible Stock Plan and the 1999 Equity Incentive Plan for Non-Employee Directors of CTC Communications Group, Inc. of our report dated February 15, 2002, except for Note 6 and the last paragraph of Note 7, as to which the date is March 6, 2002, with respect to the consolidated financial statements and schedule of CTC Communications Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.




							\s\Ernst & Young LLP


Boston, Massachusetts
May 29, 2002